EXHIBIT 10.51
AMENDMENT NO. 1 TO THE
PURCHASE AND SALE AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment") to that Purchase and Sale Agreement dated December 31, 2005 by and between the parties hereto (the “Agreement") is made and entered into on the 7th day of February, 2006, by and among Arch Coal, Inc., a Delaware corporation (“Arch”) and Magnum Coal Company, a Delaware corporation (“Magnum”).
RECITALS
WHEREAS, on December 31, 2005, Arch and Magnum entered into the Agreement; and
WHEREAS, Arch and Magnum desire to amend the Agreement as set forth below;
NOW, THEREFORE, the parties to this Amendment undertake and agree as follows:
1.	DEFINITIONS
1.1 Terms capitalized but not defined herein have the meaning set forth in the Agreement.
2.	WORKING CAPITAL ADJUSTMENT
2.1 The text contained in Section 3.2(b) shall be deleted in its entirely and replaced with the following text:
“The Adjusted Working Capital shall mean the Closing Working Capital reflected on the Actual Closing Working Capital Statement, adjusted as follows: increased by (i) all amounts paid by Arch on or prior to the Closing Date as advance royalties due in January 2006 and payable to Dingess Rum, ACIN or Kelly Hatfield, (ii) all current medical and other benefits claims that are incurred but not recorded, (iii) all accrued incentive compensation amounts, and (iv) the amount of the payment made by Arch for the January 4, 2006 payroll with respect to the Arch Companies, and decreased by net pension assets. For clarification, the Cash Balance provided for in Section 6.2(d)(j) shall not be factored into the calculation of Adjusted Working Capital in any way.”
3.	PERMITS
3.1 The text contained in Section 6.1(c) shall be deleted in its entirety and replaced with the following text:
“At the Closing or as soon as reasonably possible thereafter, (i) Arch shall assign or cause the assignment of all rights in and to, and the Company shall assume all obligations under, all Permits listed on Schedule 4.2.19(1) that are not listed as owned by one of the Arch Companies, in each case, pursuant to a Permit Assignment and Assumption Agreement, and (ii) the Company shall cooperate and shall cause the Arch Companies, as applicable, to cooperate, in good faith with Arch in connection with the filings that were made by Arch or one of its Affiliates prior to the Closing with respect to those permits set forth on Schedule 6.1(c) in order to assign such permits to Arch or one of its Affiliates.”
4.	NON-SOLICITATION
4.1 The text contained in Section 7(a) shall be deleted in its entirety and replaced with the following text:
“The Company agrees that it will not, and none of its Affiliates will, either for its own account or in connection with or on behalf of any Person at any time from the Execution Date until the date that is six months after the Closing Date (the “Restricted Period”), directly or indirectly, either for itself or any other Person, (i) induce, solicit or entice or attempt to induce, solicit or entice any employee at such time of Arch or any of its Subsidiaries at such time to leave the employ thereof, or (ii) in any way interfere with the relationship between Arch or any of its Subsidiaries at such time and any of its employees at such time, it being understood that upon consummation of the sale contemplated in Article II, such restrictions are not applicable to the Arch Companies given that they will be Subsidiaries of the Company. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company from making general advertisements of employment opportunities or hiring any employee of Arch or its Subsidiaries who independent of any actions by the Company or any of its Affiliates, other than general advertisements, apply for a position with the Company.”
4.2 The text contained in Section 7(b) shall be deleted in its entirety and replaced with the following text:
“Arch agrees that it will not, and none of its Affiliates will, either for his or its own account or in connection with or on behalf of any Person during the Restricted Period, directly or indirectly, either for itself or any other Person, (i) induce, solicit or entice or attempt to induce, solicit or entice any employee at such time of the Company or its Subsidiaries at such time to leave the employ of thereof, or (ii) in any way interfere with the relationship between the Company or any of its Subsidiaries at such time and any of its employees at such time. Notwithstanding the foregoing, nothing in this paragraph shall prevent Arch from making general advertisements of employment opportunities or hiring any employee of the Company or its Subsidiaries who independent of any actions by Arch or any of its Affiliates, other than general advertisements, applies for a position with Arch.”
5.	ARCH COVENANTS

5.1 The text contained in Section 6.2(o) shall be deleted in its entirety
5.2 Arch shall pay to the Company a one-time payment of $34,117,000, such payment to be made by wire of immediately available funds within one business day from the execution of the Amendment, to an account specified in writing by the Company.
6.	INTEGRATION
6.1 The text contained in Section 11.12 shall be deleted in its entirety.
7.	MISCELLANEOUS
7.1 Sections 11.4, 11.6, 11.7, 11.8 and 11.9 shall be applicable to the terms of this Amendment and are hereby incorporated by reference; provided that (a) any reference to “this Agreement” in such provisions of the Agreement shall be deemed for purposes of this Amendment to be a reference to “this Amendment” and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.
7.2 The representations of the Company contained in Section 4.1 and of Arch contained in Section 4.2.2 shall be applicable to this Amendment and are hereby incorporated by reference, provided that (a) any reference to “this Agreement” in such provisions of the Agreement shall be deemed for purposes of this Amendment to be a reference to “this Amendment” and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.
7.3 The Agreement, this Amendment and the Ancillary Documents (and any schedules, exhibits or annexes thereto), contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.
7.4 Except as set forth herein, the terms and provisions of the Agreement shall be unchanged by this Amendment and shall remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of this 7th day of February, 2006.

Arch Coal, Inc.

By:	/s/ Robert G. Jones

Name:	Robert G. Jones
Title:	Vice President — Law

Magnum Coal Company

By:	/s/ Paul H. Vining

Name:	Paul H. Vining
Title:	President and Chief Executive Officer

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